For Release: Immediate	NEWS	Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL ANNOUNCES SECOND QUARTER RESULTS

•	$0.29 diluted EPS compared to breakeven first quarter 2009
•	Debt levels reduced 20% from December 2008
•	Year-to-date operating cash flow triple 2008 level

July 29, 2009

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced net sales of $102.3 million and diluted earnings per share of $0.29 for the second quarter of 2009.  These results include a $1.2 million charge, or approximately $0.07 per diluted share, related to the retirement of the Company’s former chief executive officer.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, "We are pleased with our second quarter results, especially in light of the substantial decline in volumes from last year due to the global economic crisis.  The significant improvement in our earnings from the previous two quarters is primarily driven by our aggressive cost reduction actions and margin improvement.  While we are encouraged by emerging signs of stability in our end markets, we believe the rebound in our end markets will be gradual, with only very modest volume increases occurring during the second half of the year.”

Mr. Barry continued, "I am also very pleased with our strong cash generation in the quarter as our net debt-to-capital ratio is at its lowest level since the third quarter of 2003.  With the high cash flow generation, we have reduced our debt levels by 20% since the beginning of the year, maintained our dividend, and continued to invest for the future -- an example being our Middletown, Ohio plant expansion.”

Second Quarter Summary

Net sales for the second quarter were $102.3 million, down 35% from $158.2 million for the second quarter of 2008.  The decrease in net sales was primarily due to volume declines in all of the Company’s regions and market segments, as the global economic downturn continued to impact the Company.  Volumes were down approximately 36%, which were partially offset by a favorable 6% increase in selling price and mix.  Foreign exchange rate translation also decreased net sales by approximately 5%.

Gross margins were down approximately $8.7 million, or 20%, compared to the second quarter of 2008, reflective of the above- noted volume declines.  The gross margin percentage of 35.2% represents a considerable improvement over both the 28.3% reported for the second quarter of 2008 and the 29.1% reported for the first quarter of 2009.  This margin percentage expansion was primarily the result of the cost reduction actions taken, a more favorable raw material cost environment, and reduced automotive chemical management services revenue reported on a gross basis.

Selling, general and administrative expenses (“SG&A”) decreased $8.1 million, or 22%, compared to the second quarter of 2008.  Savings from the Company’s restructuring programs, lower commissions, lower travel and entertainment expenses, and other cost savings measures accounted for more than 70% of the decline.  Changes in foreign exchange rates accounted for the remainder.

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The Company expects to incur CEO transition costs of $2.4 million for the full year 2009 and $1.0 million in 2010 related to the former CEO’s supplemental retirement income plan.  Costs incurred in the second quarter of 2009 totaled $1.2 million, or approximately $0.07 per diluted share, compared to $1.9 million, or approximately $0.12 per diluted share for the second quarter of 2008.

Other income for the second quarter of 2008 includes a net arbitration award of approximately $1.0 million, or approximately $0.04 per diluted share, related to litigation with one of the former owners of the Company’s Italian subsidiary.  The increase in net interest expense is primarily due to higher average interest rates and lower interest income.

Year-to-Date Summary

Net sales for the first half of 2009 were $200.8 million, down 34% from $305.9 million for the first half of 2008.  As with the quarterly comparisons, the decrease in net sales was primarily due to volume declines in all of the Company’s regions and market segments.  Volumes were down approximately 34%, which were partially offset by a favorable 5% increase in selling price and mix.  Foreign exchange rate translation also decreased net sales by approximately 5%.

Gross margins were down approximately $23.7 million, or 26.8%, compared to the first half of 2008, reflective of the above- noted volume declines.  The gross margin percentage improved to 32.2% for the first half of 2009 from 28.9% for the first half of 2008.  The margin percentage expansion from the first half of 2008 was primarily the result of the cost reduction actions taken, a more favorable raw material cost environment, and reduced automotive chemical management services revenue reported on a gross basis.

SG&A decreased $15.9 million, or 22%, compared to the first half of 2008.  Savings from the Company’s restructuring programs, lower incentive compensation, lower commissions, lower travel and entertainment expenses, and other cost savings measures accounted for more than 70% of the decline.  Changes in foreign exchange rates accounted for the remainder.

Other income for the first half of 2009 includes a $1.2 million gain related to the disposition of land in Europe, while other income for the first half of 2008 includes the net arbitration award noted above.  The increase in net interest expense is primarily due to higher average interest rates and lower interest income.

Balance Sheet and Cash Flow Items

The Company’s net debt-to-total-capital ratio was 23%, compared to 32% as of December 31, 2008.  The improvement in the Company’s net debt-to-total-capital ratio was primarily due to year-to-date cash flows from operations of $26.8 million.  Operating cash flow improved $18.6 million compared to the first quarter, largely due to reduced working capital balances.

During the second quarter, General Motors Corporation and Chrysler LLC, two of the Company's largest customers, filed for and subsequently emerged from bankruptcy.  The Company's contracts with those customers were assumed by their successor companies.  To date, the Company has received payments representing more than 85 percent of these pre-bankruptcy accounts receivable, and the Company has been notified that its remaining pre-bankruptcy invoices will be paid.

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, automotive, mining, aerospace, tube and pipe, coatings and construction materials.  Our products, technical solutions, and chemical management services enhance our customers’ processes, improve their product quality, and lower their costs.  Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns.  Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.  Other factors could also adversely affect us.  Therefore, we caution you not to place undue reliance on our forward-looking statements.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference call to discuss second quarter results is scheduled for July 30, 2009 at 3:30 p.m. (ET).  Access the conference by calling 877-269-7756 or visit Quaker’s Web site at www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data)

	(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net sales	$102,335	$158,188	$200,842	$305,906

Cost of goods sold	66,298	113,402	136,091	217,485

Gross margin	36,037	44,786	64,751	88,421
%	35.2%	28.3%	32.2%	28.9%

Selling, general and administrative expenses	29,050	37,153	55,747	71,657
Restructuring and related charges	-	-	2,289	-
CEO Transition Costs	1,193	1,880	1,193	1,880

Operating income	5,794	5,753	5,522	14,884
%	5.7%	3.6%	2.7%	4.9%

Other income, net	356	1,687	1,810	1,848
Interest expense, net	(1,318)	(979)	(2,407)	(2,161)
Income before taxes	4,832	6,461	4,925	14,571

Taxes on income	1,567	2,116	1,316	4,881
	3,265	4,345	3,609	9,690

Equity in net income of associated companies	227	187	85	299

Net income	3,492	4,532	3,694	9,989

Less: Net income attributable to noncontrolling interest	258	211	458	575

Net income attributable to Quaker Chemical Corporation	$3,234	$4,321	$3,236	$9,414
%	3.2%	2.7%	1.6%	3.1%

Per share data:
Net income attributable to Quaker Chemical Corporation - basic	$0.29	$0.42	$0.29	$0.91
Net income attributable to Quaker Chemical Corporation - diluted	$0.29	$0.41	$0.29	$0.90

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS

Current assets
Cash and cash equivalents	$24,605	$20,892
Construction fund (restricted cash)	6,384	8,281
Accounts receivable, net	86,675	98,702
Inventories, net	43,405	57,419
Prepaid expenses and other current assets	10,759	15,532
Total current assets	171,828	200,826

Property, plant and equipment, net	61,463	60,945
Goodwill	44,610	40,997
Other intangible assets, net	6,027	6,417
Investments in associated companies	7,904	7,987
Deferred income taxes	37,023	34,179
Other assets	38,735	34,088
Total assets	$367,590	$385,439

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$2,692	$4,631
Accounts and other payables	43,755	51,341
Accrued restructuring and related activities	590	2,198
Accrued compensation	7,325	7,741
Accrued pension and postretirement benefits	4,919	7,380
Other current liabilities	13,826	10,573
Total current liabilities	73,107	83,864
Long-term debt	68,699	84,236
Deferred income taxes	8,348	7,156
Accrued pension and postretirement benefits	36,008	37,638
Other non-current liabilities	44,208	42,670
Total liabilities	230,370	255,564

Quaker shareholders' equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 11,049,880 shares	11,050	10,833
Capital in excess of par value	26,210	25,238
Retained earnings	115,254	117,089
Accumulated other comprehensive loss	(19,987)	(27,237)
Total Quaker shareholders' equity	132,527	125,923
Noncontrolling interest	4,693	3,952
Total shareholders' equity	137,220	129,875
Total liabilities and shareholders' equity	$367,590	$385,439

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the six months ended June 30,
(Dollars in thousands)

	(Unaudited)
	2009	2008
Cash flows from operating activities
Net income	$3,694	$9,989
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,801	5,457
Amortization	522	606
Equity in net income of associated companies, net of dividends	(85)	(299)
Deferred compensation and other, net	(1,521)	2,498
Stock-based compensation	927	1,762
Restructuring and related charges	2,289	-
Gain on disposal of property, plant and equipment	(1,193)	(76)
Insurance settlement realized	(610)	(685)
Pension and other postretirement benefits	(3,799)	(3,311)

Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	13,498	1,013
Inventories	15,022	(3,806)
Prepaid expenses and other current assets	3,481	(885)
Accounts payable and accrued liabilities	(6,354)	(4,146)
Change in restructuring liabilities	(3,885)	-
Net cash provided by operating activities	26,787	8,117

Cash flows from investing activities
Capital expenditures	(5,078)	(7,038)
Payments related to acquisitions	(1,000)	(1,000)
Proceeds from disposition of assets	1,617	117
Insurance settlement received and interest earned	5,100	5,178
Change in restricted cash, net	(2,593)	(13,818)
Net cash used in investing activities	(1,954)	(16,561)

Cash flows from financing activities
Net decrease in short-term borrowings	(1,716)	(1,488)
Proceeds from long-term debt	1,584	10,000
Repayments of long-term debt	(17,252)	(2,120)
Dividends paid	(5,022)	(4,550)
Stock options exercised, other	262	7,628
Distributions to noncontrolling shareholders	(90)	-
Net cash (used in) provided by financing activities	(22,234)	9,470

Effect of exchange rate changes on cash	1,114	949
Net increase in cash and cash equivalents	3,713	1,975
Cash and cash equivalents at the beginning of the period	20,892	20,195
Cash and cash equivalents at the end of the period	$24,605	$22,170